Exhibit 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form SB-2/A) and related Prospectus of OrganiTech USA Inc. for the registration of 12,415,000 shares of its common stock and to the use therein of our report dated May 1, 2006, with respect to the consolidated financial statements of OrganiTech USA Inc. included in its Annual Report (Form 10-KSB/A) for the year ended December 31, 2005 and the period from inception (July 1, 1999) through December 31, 2005, filed with the Securities and Exchange Commission.


                                                 Kost Forer Gabbay & Kasierer
                                                A member of Ernst & Young Global

Haifa, Israel
July 26, 2006